UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

AFC Enterprises, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00104Q107 (CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00104Q107

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only). A Few Valuable Businesses Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only). Capital Partner Investments Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only). Team Capital Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Worthy Companies Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Value Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Wealth Building Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Capital Strengthening Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Financial Asset Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Golden Family Limited Partnership (merged into Team Capital Limited Partnership in January 2003)

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). John M. Day

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Maynard Capital Partners, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Investors Management Corporation

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). James Maynard

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). John Amendola

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Gene T. Aman

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 2,050 6. Shared Voting Power 0 7. Sole Dispositive Power 2,050 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,050

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) Less than 1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 00104Q107

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Andrew Logan

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) Not Applicable ☐

11.	Percent of Class Represented by Amount in Row (9) None

12.	Type of Reporting Person (See Instructions) IN

CUSIP Number 00104Q107

Item 1. Issuer

(a)	AFC Enterprises, Inc.
(b)	Six Concourse Parkway, Suite 1700, Atlanta, Georgia 30328

Item 2. Persons Filing

(a)	1. A Few Valuable Businesses Partnership
2. Capital Partner Investments Partnership
3. Team Capital Limited Partnership
4. Worthy Companies Partnership
5. Value Limited Partnership
6. Wealth Building Limited Partnership
7. Capital Strengthening Limited Partnership
8. Financial Ascent Limited Partnership
9. Golden Family Limited Partnership (merged into Team Capital Limited
Partnership in January 2003)
10. John M. Day
11. Maynard Capital Partners, L. L. C.
12. Investors Management Corporation
13. James Maynard
14. John Amendola
15. Gene T. Aman
16. Andrew Logan

The Reporting Persons (with the exception of Mr. Logan) have previously filed with the SEC a copy of an agreement and power of attorney by and among the Reporting Persons with respect to the joint filing of the original Schedule 13G and any amendments thereto and granting John M. Day and Gene T. Aman the power to execute and file this amendment to Schedule 13G with the SEC on behalf of each of the Reporting Persons (with the exception of Mr. Logan).

The executive officers and directors of Investors Management Corporation are as follows:

Name	Position
James H. Maynard	Chairman, President, Chief Executive Officer, Treasurer and Director
Gene T. Aman	Vice President
Ronald M. Barbee	Vice President
John M. Day	Vice President
Richard A. Urquhart III	Vice President–Finance, and Secretary
Doris F. Baldwin	Assistant Secretary
Robert B. Heyward	Assistant Secretary
Sandra C. Turner	Assistant Secretary

CUSIP Number 00104Q107

Wayman O. Leftwich, Jr.	Director
Paul A. DelaCourt	Director
Louis W. Sewell	Director
(b)	Address of the principal business office of each of the persons identified in 2(a) above: 5151 Glenwood Avenue, Raleigh, North Carolina 27612
(c)	See Row (4) on Pages 2-17
(d)	Common Stock
(e)	Cusip Number 00104Q107

Item 3.	Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

Not Applicable

Item 4.	Ownership

(a)	See Row (9) on Pages 2-17. Reported share ownership on this Schedule 13G represents the number of shares beneficially owned as of December 31, 2003.
(b)	See Row (11) on Pages 2-17. As of December 31, 2003, the Reporting Persons beneficially owned less than 1% of the Issuer’s Common Stock based on 27,954,510 shares outstanding as of November 30, 2003 as reported on the Issuer’s Form 10-K for the year ended December 29, 2002.
(c)	See Rows (5)-(8) on Pages 2-17

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of Group

Not Applicable

CUSIP Number 00104Q107

Item 10. Certification

Not Applicable

CUSIP Number 00104Q107

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 21, 2004

A Few Valuable Businesses Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner

Capital Partner Investments Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner

Team Capital Limited Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner

Worthy Companies Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner

Value Limited Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner

CUSIP Number 00104Q107

Wealth Building Limited Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner
Capital Strengthening Limited Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner
Financial Ascent Limited Partnership

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner
Golden Family Limited Partnership (merged with Team Capital Limited Partnership in January 2003)

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner
Maynard Capital Partners, L. L. C.

By:	/s/ John M. Day	(SEAL)

John M. Day, Managing Partner

CUSIP Number 00104Q107

Investors Management Corporation

By:	/s/ John M. Day	(SEAL)

Attorney in Fact[1]

James Maynard

By:	/s/ John M. Day	(SEAL)

Attorney in Fact[1]

John Amendola

By:	/s/ John M. Day	(SEAL)

Attorney in Fact[1]

Gene T. Aman

By:	/s/ John M. Day	(SEAL)

Attorney in Fact[1]

By:	/s/ Andrew Logan	(SEAL)

Andrew Logan

[1]	A power of attorney authorizing Mr. Day to act on behalf of certain of the Reporting Persons for the purpose of complying with Sections 13(d) and 13(g) of the Act has been previously filed with the SEC.